EXHIBIT 99.1

                     Syntax-Brillian Corporation
               Reports Third Quarter Financial Results

    TEMPE, Ariz.--(BUSINESS WIRE)--May 10, 2007--Syntax-Brillian Corporation (Nasdaq:BRLC), a leading designer, developer, and distributor of LCD and LCoS(TM) HDTVs and digital imaging products, today announced financial results for its fiscal 2007 third quarter ended March 31, 2007.

    For the quarter ended March 31, 2007, Syntax-Brillian reported revenue of $162.9 million, up 257% from revenue of $45.7 million in the year-ago quarter. Year-to-date revenue was $492.4 million, up 270% from revenue of $133.2 million for the nine months ended March 31, 2006.

    Net income in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter was $5.5 million compared with a net loss of $11.4 million for the third quarter of fiscal 2006. GAAP net income for the nine months ended March 31, 2007 was $21.4 million compared with a net loss of $13.4 million for the comparable period of the previous year.

    GAAP diluted net income per share was $0.09 for the third quarter of fiscal 2007 compared with a diluted net loss per share of $0.26 for the third quarter of fiscal 2006. Year-to-date diluted net income per share was $0.37 compared with a net loss per share of $0.35 for the comparable period of fiscal 2006.

    Adjusted EBITDA (as discussed below) for the third quarter of fiscal 2007 was $15.5 million compared with negative $2.9 million for the third quarter of fiscal 2006. Adjusted EBITDA for the nine months ended March 31, 2007 was $49.2 million compared with $403,000 for the comparable period of the prior year.

    "This has been a very exciting quarter for Syntax-Brillian," said Vincent F. Sollitto, Jr., Chairman and CEO of Syntax-Brillian. "Given the challenge of achieving year-to-date revenue growth of 270%, integrating the Vivitar acquisition, and expanding our LCoS program in China, I am extremely pleased with the results this quarter. The success of our advertising campaigns has resulted in increased demand for our Olevia HDTVs and, therefore, our revenue outlook for the full calendar year has now been increased to a range of $975 million to $1.1 billion," Mr. Sollitto continued.

    Consolidated gross margins of 18.1% for the quarter ended March 31, 2007 represented a sequential improvement of 250 basis points from the December 2006 quarter and a 900 basis point improvement from the third quarter of fiscal 2006. The sequential improvement from the December quarter represents a return to more normal gross margin levels from the holiday season, which is traditionally the lowest gross margin quarter of the fiscal year. The gross margin improvement from the fiscal 2006 third quarter was a result of improvements in LCD gross margins from 16.2% in the March 2006 quarter to 21.2% in the March 2007 quarter as well as an overall increase in the amount of LCD revenue.

    Additionally, Syntax-Brillian completed its acquisition of Vivitar Corporation on November 21, 2006. Revenue for Vivitar for the three and nine months ended March 31, 2007 was $13.5 million and $26.9 million, respectively.

    The merger of Syntax and Brillian was completed on November 30, 2005. Accordingly, the results of operations for the three and nine months ended March 31, 2006 include only the operations of Syntax prior to the merger.

    Syntax-Brillian ended the March 31, 2007 quarter with cash, cash equivalents, and short-term investments of $16.9 million; working capital of $80.2 million; stockholders' equity of $159.4 million; and $2.9 million of redeemable convertible preferred stock, net of discount. At March 31, 2007, Syntax-Brillian had $73.9 million outstanding under its revolving credit lines.

    At March 31, 2007, accounts receivable and due from factor totaled $221.0 million for total days sales outstanding ("DSOs") of 122.1 days. This compares with 73.9 DSOs at March 31, 2006 and 78.6 DSOs at December 31, 2006. Included in accounts receivable at March 31, 2007 was $170.8 million of accounts receivable from Asia, where standard industry terms are 120 days.

    Accounts receivable and due from factor, excluding the Asian receivables, totaled $50.1, million which represents approximately
45.7 DSOs at March 31, 2007 compared with 73.9 DSOs at March 31, 2006 and 66.8 DSOs at December 31, 2006.

    Inventory balances totaled $39.8 million at March 31, 2007, down from $60.3 million at December 31, 2006. At March 31, 2007, there were
26.8 days of cost of sales in inventory compared with 55.6 days at March 31, 2006 and 27.1 days at December 31, 2006.

    Accounts payable at March 31, 2007 totaled $125.9 million, which represented approximately 85.0 days of cost of sales compared with
22.9 days at March 31, 2006 and 62.2 days at December 31, 2006.

    Highlights for the quarter ended March 31, 2007

    The highlights and accomplishments for the quarter ended March 31, 2007 include the following:

    -- Fiscal third quarter revenue of $162.9 million, a 257% increase over last year's comparable quarter.

    -- Fiscal third quarter shipments of approximately 224,000 units, a 233% increase over the prior year comparable quarter.

    -- Increased gross margins by 900 basis points to 18.1% over the prior year period.

    -- Adjusted EBITDA of $15.5 million and $49.2 million for the three and nine months ended March 31, 2007, respectively.

    --  Completed $15.5 million strategic financing.

    -- Announced brand impact results of ongoing ESPN marketing and advertising campaign: Olevia brand awareness in key demographic of males age 18 to 49 increased by 347%, up 33.9 percentage points, and consideration of purchasing an Olevia HDTV increased by 161%, up 18 percentage points.

    -- Renewed and expanded ongoing ESPN marketing and integrated advertising campaign extending through August 2008.

    -- Commenced shipments of Olevia LCD TVs to Target stores, Kmart, and Sears.

    Business Outlook

    Syntax-Brillian also provided the following business outlook for its quarter and full fiscal year ending June 30, 2007 and the calendar year ending December 31, 2007.

    For the quarter ending June 30, 2007, Syntax-Brillian anticipates revenue in the range of $190 million to $210 million, predominately from sales of LCD TVs on shipments of approximately 240,000 to 270,000 units. Gross margins for the quarter are anticipated to be in the range of 15% to 17%.

    For the fiscal year ending June 30, 2007, Syntax-Brillian anticipates revenue in the range of $682 million to $702 million, predominately from sales of LCD TVs on shipments of approximately
970,000 to 1.0 million units. Gross margins for the full fiscal year are anticipated to be in the range of 16% to 18%.

    For the calendar year ending December 31, 2007, Syntax-Brillian anticipates revenue in the range of $950 million to $1.1 billion, and gross margins in the range of 16% to 18%.

    Conference Call

    Syntax-Brillian will host a conference call today, May 10, to discuss its fiscal third quarter financial results and future outlook. The conference call may include forward-looking statements. The call will be Webcast and is scheduled to begin at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Syntax-Brillian's Web site at www.syntaxbrillian.com under the Investor Relations section. Syntax-Brillian will maintain an audio replay of this conference call on its Web site through June 30, 2007. No other audio replay will be available.

    About Syntax-Brillian Corporation

    Syntax-Brillian is one of the world's leading manufacturers and marketers of LCD and LCoS(TM) HDTVs and digital entertainment products. The company's lead products include its Olevia brand of widescreen HDTV-ready LCD TVs -- one of the fastest growing global TV brands -- and its next generation Gen II LCoS(TM) 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian's global supply chain, Asian operations and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.

    Brillian, Vivitar, and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.

    Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, expectations regarding revenue, unit shipments, and gross margins for the fiscal year ending June 30, 2007 and the calendar year ending December 31, 2007. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the Company's products; (b) changes in the market for customers' products; (c) the failure of the Company's products to deliver commercially acceptable performance; (d) the ability of the Company's management, individually or collectively, to guide the Company in a successful manner; and (e) other risks as detailed in Syntax-Brillian's Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 and subsequent filings with the Securities and Exchange Commission.



                     SYNTAX-BRILLIAN CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
                (in thousands, except per share data)

                                Three Months Ended  Nine Months Ended
                                    March 31,           March 31,
                                ------------------  ------------------
                                 2007      2006      2007      2006
                                --------  --------  --------  --------


Total net sales                $162,880  $ 45,671  $492,378  $133,184

Cost of sales                   133,385    41,514   409,430   116,573
                                --------  --------  --------  --------
                                 29,495     4,157    82,948    16,611


Operating expenses:
  Selling, distribution and
   marketing                      5,652     2,527    14,637     5,453
  General, and administrative     9,442     4,060    21,409    13,646
  Research and development        1,475     1,936     4,825     2,563
                                --------  --------  --------  --------
                                 16,569     8,523    40,871    21,662

                                --------  --------  --------  --------
    Operating income (loss)      12,926    (4,366)   42,077    (5,051)

  Interest and other, net        (4,949)   (7,046)  (15,475)   (8,329)

                                --------  --------  --------  --------
Net income (loss) before income
 taxes                            7,977   (11,412)   26,602   (13,380)

Income tax expense                2,484         -     5,184         -

                                --------  --------  --------  --------
Net income (loss)              $  5,493  $(11,412) $ 21,418  $(13,380)
                                ========  ========  ========  ========

Income (loss) per common share:
   Basic                       $   0.09  $  (0.26) $   0.39  $  (0.35)
                                ========  ========  ========  ========
  Diluted                      $   0.09  $  (0.26) $   0.37  $  (0.35)
                                ========  ========  ========  ========

Weighted average number of
 common shares:
   Basic                         59,972    44,432    54,304    38,453
                                ========  ========  ========  ========
  Diluted                        64,228    44,432    58,761    38,453
                                ========  ========  ========  ========




                     SYNTAX-BRILLIAN CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                                                   March 31,  June 30,
                                                     2007       2006
                                                  ----------- --------
ASSETS                                            (unaudited)
-------------------------------------------------

Current Assets:
  Cash and cash equivalents                      $    16,946 $  7,375
  Accounts receivable and due from factor, net       220,978   50,829
  Inventories                                         39,762   13,151
  Deferred income taxes, current portion               2,666    2,666
  Tooling deposit                                     39,574        -
  Other current assets                                 2,896    6,437
                                                  ----------- --------
   Total current assets                              322,822   80,458

Property, plant and equipment, net                    15,466   16,703
Intangible assets, net                                37,216   20,737
Goodwill                                              27,435    6,990
Other assets                                             480    1,461
Investments                                            1,290    1,307
                                                  ----------- --------
                                                 $   404,709 $127,656
                                                  =========== ========

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------

Current Liabilities:
  Amounts payable under credit facility          $    73,900 $ 30,800
  Notes payable                                            -      650
    Current portion of redeemable, convertible
     preferred stock                                   2,864    3,432
    Accounts payable                                 125,884    3,924
    Accrued rebates payable                               14    4,043
    Deferred warranty revenue                         18,195    4,551
    Income taxes payable                               4,780       96
  Accrued liabilities                                 17,026    5,540
                                                  ----------- --------
   Total current liabilities                         242,663   53,036
                                                  ----------- --------

Long-term debt, net of discount                            -    3,758
Redeemable convertible preferred stock, net of
 discount                                                  -    3,432
Deferred income taxes                                  2,628    2,628

Commitments and Contingencies

Stockholders' Equity:
  Common stock                                            63       49
  Additional paid-in capital                         157,674   84,489
  Retained earnings (accumulated deficit)              1,681  (19,736)
                                                  ----------- --------
   Total stockholders' equity                        159,418   64,802
                                                  ----------- --------
                                                 $   404,709 $127,656
                                                  =========== ========


    Use of Non-GAAP Financial Measures

    In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Syntax-Brillian provides additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. The Company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our performance, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. The Company uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. This measure is also used by the Company in its financial and operating decision-making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of our operating results as reported under GAAP.

    Syntax-Brillian defines "Adjusted EBITDA" as net income before interest, taxes, depreciation, amortization, and share-based compensation. Syntax-Brillian considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a good measure of the Company's historical operating trend.

    Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company's operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

    Reconciliation of Non-GAAP Financial Measures

    In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures.



                     SYNTAX-BRILLIAN CORPORATION
     RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
                             (unaudited)
                            (in thousands)

                                    Three Months
                                        Ended        Nine Months Ended
                                      March 31,          March 31,
                                  -----------------  -----------------
                                   2007     2006      2007     2006
                                  -------  --------  -------  --------


Net income (loss)                $ 5,493  $(11,412) $21,418  $(13,380)

Income tax expense                 2,484         -    5,184         -
Interest and other, net            4,949     7,046   15,475     8,329
Depreciation and amortization      1,927     1,090    4,521     1,574
Share-based compensation             651       362    2,647     3,881
                                  -------  --------  -------  --------
     Adjusted EBITDA              15,504    (2,914)  49,245       404
                                  =======  ========  =======  ========

    CONTACT: Syntax-Brillian Corporation
             Wayne Pratt
             Executive Vice President, Chief Financial Officer
             602-389-8797
             wayne.pratt@syntaxbrillian.com